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                                                                    EXHIBIT 23.2


                         Independent Auditors' Consent


The Board of Directors
The Profit Recovery Group International, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-64125, 333-08707 and 333-30885) on Form S-8 of The Profit Recovery Group International, Inc. of our report dated March 9, 2001, with respect to the consolidated balance sheets of PRG France S.A. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000, which report appears in Form 8-K of The Profit Recovery Group International, Inc. dated December 17, 2001.


                                    ERNST & YOUNG Audit

                                    Any Antola


Paris, France
December 14, 2001